Exhibit 99.1

Digerati Technologies to Acquire Nexogy, Inc. and Double Annual Revenue to $13 Million

SAN ANTONIO, Texas, Sept. 24, 2019 (GLOBE NEWSWIRE) -- Digerati Technologies, Inc. (OTCQB: DTGI) ("Digerati" or the "Company"), a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market, announced today that it has entered into a definitive agreement to acquire Nexogy, Inc. (“Nexogy”), a leading provider of cloud communication and broadband solutions tailored for businesses.

On a trailing twelve months (TTM) pro forma basis, the combination of T3 and Nexogy  generated $12.7 million in annual revenue while the consolidation of telecommunications infrastructure and integration of cloud PBX platforms and back-office systems is expected to produce cost savings and EBITDA improvements.  The Company anticipates producing nearly  20% in operational EBITDA with synergies derived from the combined operation.  Nexogy’s business model is supported by strong and predictable recurring revenue under long-term contracts and high gross margins of 75%+.  Debt financing for the transaction has been committed by an established and traditional lending source and is expected to close in approximately ninety (90) days, subject to FCC regulatory approval.

Based in Miami, Florida, Nexogy is an established provider of UCaaS and managed services, offering a portfolio of cloud-based solutions to the high-growth small to medium-sized business (“SMB”) market.  Over the years, the Nexogy team has developed a channel sales program that has proven to be effective and resulted in Nexogy’s recognition as one of the fastest growing technology companies in South Florida and nomination by the Miami Minority Chamber of Commerce as “High Tech Company of the Year 2016.”  Nexogy has continuously  exceeded meeting the needs of a growing business community, enabling its customers to communicate and compete in the global marketplace through its robust offering of communication solutions backed by cutting-edge technology, superior reliability and unrivaled support.

The business combination of Digerati’s operating subsidiary, T3 Communications, Inc. (“T3”) and Nexogy brings together two emerging cloud communication providers serving a broad range of customers in various industries including banking, healthcare, financial services, legal, insurance, hotels, real estate, staffing, municipalities, food services, and education. The transaction will result in a  cloud communications provider serving over 24,000 business users in Florida and Texas.  In addition to positioning the Company for meeting its goal of up-listing to a primary stock exchange, the business combination enhances the Company’s current operational foundation and delivers on other stated strategic initiatives including:

  A continued emphasis on its UCaaS/cloud communications business, which operates in a segment of the telecommunications industry that continues to experience significant growth as businesses migrate from legacy phone systems to cloud-based telephony systems.
  A disciplined approach to evaluating acquisitions as it continues to target local and/or regional UCaaS/cloud telephony providers, which have excelled in serving their market.
  A continued focus on the U.S. market of SMBs, of which approximately 75% or 21 million have not migrated to a UCaaS or cloud communications solution.
  A continued emphasis on the Company’s channel sales strategy.

Arthur L. Smith, Chief Executive Officer of Digerati, commented, "The acquisition of Nexogy aligns perfectly with our strategic plan and meets the geographic, financial, and technological criteria of our disciplined M&A strategy.  During the due diligence phase, we were most impressed with Nexogy’s team and organic growth driven by its established and well recognized channel sales program, streamlined back-office operation, and culture of customer care. We are excited about the tremendous value these attributes will bring to our combined offerings in the lucrative corridors we serve in Texas and Florida, and I expect the deal to be immediately accretive to earnings and have a positive effect on net equity.”

Felipe Lahrssen, Chief Operating Officer of Nexogy, stated, “We are excited to be part of the cultural and operational foundation of Digerati during this period of growth and consolidation in our industry. Acquiring other profitable, regional cloud communication providers is a winning strategy we embrace with enthusiasm. It also provides a major growth opportunity through new sales channels with an extended service offering for our clients. As organizations continue their transition to a true hosted communication and collaboration solution, we will be best positioned to support them on that journey, with a personal touch."

Q Advisors, a TMT global investment banking boutique, is acting as the financial advisor to Nexogy.

About Nexogy, Inc.

Nexogy is a leading provider of unified communications as a service (“UCaaS”) and managed services, offering a portfolio of cloud-based solutions to the small to medium-sized business market and serving over 1,500 business accounts and 14,000 users across various industries including Education, Health Care, Financial Services, and Real Estate. Based in Miami, Nexogy is a single-source provider that allows businesses and multi-location organizations to leverage flexible, cloud-based services without the need for high capital expenditures required for legacy systems.  The product set include a diverse cloud solution consisting of voice PBX, broadband data, collaboration, and managed services. For more information about Nexogy, please visit www.nexogy.com.

About Digerati Technologies, Inc.
Digerati Technologies, Inc. (OTCQB: DTGI) is a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market. Through its subsidiary T3 Communications (www.T3com.com), the Company is meeting the global needs of businesses seeking simple, flexible, reliable, and cost-effective communication and network solutions, including cloud PBX, cloud mobile, Internet broadband, SD-WAN, SIP trunking, and customized VoIP services, all delivered on its carrier-grade network and Only in the Cloud™. For more information about Digerati Technologies, please visit www.digerati-inc.com.

Forward Looking Statements
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Investors
IR@digerati-inc.com

The Eversull Group
Jack Eversull jack@eversullgroup.com
(972) 571-1624

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